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Contact:	Michael Polzin
(847) 914-2925
June 21, 2005		NYSE, NASDAQ: WAG
FOR IMMEDIATE RELEASE		INTERNET: http://www.walgreens.com

MCDONALD'S CEO JIM SKINNER JOINS

WALGREEN CO. BOARD OF DIRECTORS

DEERFIELD, Ill. - Jim Skinner, vice chairman and CEO of McDonald's Corp., has been elected to the board of directors of Walgreen Co., the nation's largest drugstore chain, effective July 1. Skinner, who joins the board as an independent director, becomes the board's 11th member.

"Jim is an extremely customer-focused leader from a restaurant and retail perspective. Terrific people, great locations and solid execution are vital to both of our companies," said Walgreens chairman and CEO Dave Bernauer. "Jim comes as close as you can to understanding our business without being a direct competitor."

Before his promotion to CEO and appointment to McDonald's board of directors in November 2004, Skinner was McDonald's vice chairman, overseeing Asia, the Middle East, Africa and Latin America, in addition to most corporate staff functions.

Skinner, 60, held numerous leadership positions during his McDonald's career. Before becoming vice chairman, he served as president and chief operating officer of the McDonald's Restaurant Group, with responsibility for the company's more than 30,000 McDonald's restaurants in 118 countries.

Skinner began his career with McDonald's in 1971 as a restaurant manager trainee in Carpentersville, Ill. He advanced quickly and held numerous positions in the U.S. company, including director of field operations, market manager, regional vice president and U.S. senior vice president/zone manager.

In addition, he has twice served as an advisory director to McDonald's Corporation's board of directors and currently serves on the board of Ronald McDonald House Charities.

Walgreen Co. is the nation's largest drugstore chain with fiscal 2004 sales of $37.5 billion. The company operates 4,805 stores in 45 states and Puerto Rico. Walgreens also provides additional services to pharmacy patients and prescription drug plans through Walgreens Health Initiatives (a pharmacy benefits manager), Walgreens Mail Service, Walgreens Specialty Pharmacy and Walgreens Home Care.

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